Exhibit 99.01

Media Contact: Jen Bernier MIPS Technologies, Inc. +1 650 567-5178 jenb@mips.com

MIPS Technologies Announces Executive Departure

MOUNTAIN VIEW, Calif. – February 3, 2009 – MIPS Technologies, Inc. (NasdaqGS: MIPS), a leading provider of industry-standard architectures, processors and analog IP for digital consumer, home networking, wireless, communications and business applications, today announced the departure of Chief Operating Officer John Derrick, effective February 6, 2009. The Processor Business Group will now be managed directly by John Bourgoin, MIPS Technologies’ president and CEO.

“John’s leadership was instrumental in driving MIPS Technologies’ return to profitability this past quarter,” said Bourgoin. “He drove a series of operational and structural changes over the past 12 months that have strengthened our overall financial position and helped contain costs worldwide. We very much appreciate the talent and effort that John brought to the company.”

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NasdaqGS: MIPS) is the world’s second largest semiconductor design IP company and the number one analog IP company worldwide. With more than 250 customers around the globe, MIPS Technologies is the only company that provides a combined portfolio of processors, analog IP and software tools for the embedded market. The company powers some of the world’s most popular products for the digital entertainment, home networking, wireless, and portable media markets—including broadband devices from Linksys, DTVs and digital consumer devices from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is headquartered in Mountain View, California, with offices worldwide. For more information, contact (650) 567-5000 or visit www.mips.com.

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